NEWS RELEASE

For Immediate Release Contact: Larry W. Sayre

January 8, 2004 Vice President-Finance & CFO

(620) 663-5551

larry.sayre@collinsind.com

Collins Makes Special Purchase from Key Supplier

Hutchinson, Kansas, January 8, 2004 ...........Collins Industries, Inc. (Nasdaq: " COLL" ) today announced that it exercised a special, one-time purchase discount on normal inventory offered by a key supplier. The Company amended its bank credit agreement to fund these purchases, increasing the Company's inventories and revolving bank debt by approximately $13.5 million. The Company expects to utilize these inventories and repay the related bank debt by the end of its third fiscal quarter ending July 31, 2004.

Donald Lynn Collins, President and CEO said, " This was a good opportunity for the Company to take advantage of a purchase discount. Consequently, we expect to increase our gross profit by approximately $500,000" . He added, " We are fortunate to have a strong banking relationship that enabled us to quickly execute this transaction" .

Collins Industries, Inc. is a leading manufacturer of ambulances (including medical attack vehicles, rescue vehicles and fire emergency vehicles), North America's largest producer of Type " A" small school buses, the nation's second largest manufacturer of terminal trucks and a leader in the road construction and industrial sweeper markets. Since 1971, the Company has grown to approximately 900 employees in six plants comprising over one million combined square feet of manufacturing space. The Company sells its products throughout the United States and abroad.

This press release contains historical and forward-looking information. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company believes the assumptions underlying these forward-looking statements are reasonable; however,

any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected in the forward-looking statements due to certain

--- More ---

risks and uncertainties, including, but not limited to, changes in funds budgeted by Federal, state and local governments, changes in competition, various inventory risks due to changes in market conditions, changes in product demand, substantial dependence on third parties for product quality, the availability of key raw materials, components and chassis, interest rate fluctuations, adequate direct labor pools, development of new products, changes in tax and other governmental rules and regulations applicable to the Company, reliability and timely fulfillment of orders and other risks as indicated in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date released or to reflect the occurrence of unanticipated events.

##########